Exhibit G

599 Lexington Avenue New York, NY 10022-6069 +1.212.848.4000

May 13, 2026

Republic of Chile
Ministry of Finance
Teatinos 120
Santiago, Chile

Republic of Chile

Registration Statement under Schedule B

Ladies and Gentlemen:

We have acted as New York counsel to the Republic of Chile (the “Republic”) in connection with the preparation of the registration statement under Schedule B (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 relating to the offering from time to time, as set forth in the Registration Statement and the prospectus included therein (the “Prospectus”) and any amendments or supplements thereto, of the Republic’s debt securities and warrants. The debt securities may be issued from time to time pursuant to (i) the indenture, dated as of December 12, 2014 (the “Base Indenture”), between the Republic and The Bank of New York Mellon, as trustee (the “Trustee”), as amended by the first supplemental indenture, dated as of May 27, 2015 (together with the Base Indenture, the “Indenture”), and (ii) forms of debt securities attached as exhibits to the Indenture (the “Debt Securities”). The warrants may be issued from time to time pursuant to a warrant agreement and form of warrant to be filed by the Republic with the Commission.

In that connection, we have reviewed originals or copies of the Indenture, including the Debt Securities. We have also reviewed such other records of the Republic, certificates of public officials and officers of the Republic, and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

In our review of the Indenture and other documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the Indenture and in certificates of public officials and officers of the Republic.

(e)	That the Indenture is the legal, valid and binding obligation of each party thereto, other than the Republic, enforceable against each such party in accordance with its terms.

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(f)	That:

(i)	Under the laws of the Republic of Chile, the Republic has power and authority to execute, deliver and perform, and has duly authorized, executed and delivered (except to the extent Generally Applicable Law is applicable to such execution and delivery), the Indenture.

(ii)	The execution, delivery and performance by the Republic of the Indenture have been duly authorized by all necessary governmental action and do not, except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it.

(g)	That the execution, delivery and performance by the Republic of the Indenture do not and will not result in any conflict with or breach of any agreement or document binding on it.

(h)	That, except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Republic of the Indenture or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Republic, the Indenture or the transactions governed by the Indenture. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Republic, the Indenture or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Indenture or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Debt Securities, when executed and delivered in the form attached to the Indenture by the Republic against payment therefor pursuant to an applicable underwriting agreement and when authenticated by the Trustee in accordance with the terms of the Indenture, the Debt Securities will be the legal, valid and binding obligations of the Republic, enforceable against the Republic in accordance with their terms and entitled to the benefits of the Indenture.

Our opinion expressed above is subject to the following qualifications:

1.            Our opinion above is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.

2.            Our opinion above is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

3.            Our opinion is limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

4.            The enforceability in the United States of the waiver by the Republic of its immunities from court jurisdiction and from legal process, as set forth in the Indenture and the Debt Securities, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976, as amended. We express no opinion as to the enforceability of any such waiver of immunity to the extent that it purports to apply to any immunity to which the Republic may become entitled after the date hereof.

5.            We express no opinion with respect to the enforceability of any indemnity against any loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to the use of our name under the heading “Validity of the Securities” in the Prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Allen Overy Shearman Sterling US LLP

AAG/MAO

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